Exhibit 10.17

_____________, 2026

To:	(Insert Name) (a “Covered Person”)

Re:	Per Diem Compensation and Expense Reimbursement

This Letter Agreement is entered into by Air Industries Group, Inc., a Nevada corporation (the “Company”), and each Covered Person. The Company is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”), among the Company, Tenax Aerospace Acquisition, LLC (“Tenax”), and a subsidiary of the Company (“Merger Sub”). Certain Covered Persons may not be engaged by the Company after consummation of the Merger Agreement (the “Merger”) and nevertheless may be requested to cooperate after the Merger with the Company, its counsel, auditors, and advisors in connection with the transactions contemplated by the Merger Agreement and operations of the Company prior to the Merger (“Cooperation Activities”). In consideration of the agreement of each Covered Person to cooperate with the Company after consummation of the Merger in the event he is not then engaged by the Company, the parties agree as follows:

1. Per Diem. The Company shall pay each Covered Person $500.00 per each calendar day on which such Covered Person is not otherwise engaged by the Company and devotes more than an insignificant portion of his or her working time to Cooperation Activities at the Company’s request (each, a “Cooperation Day”). The per diem is payable monthly in arrears within fifteen (15) business days after the Covered Person submits a written statement identifying each Cooperation Day and the activities performed. The per diem is compensation for time and is exclusive of Reasonable Expenses under Section 2 herein.

2. Reasonable Expenses. In addition to the per diem, the Company shall reimburse each Covered Person for reasonable, documented, out-of-pocket expenses actually incurred in connection with Cooperation Activities, including, but not limited to: (a) local and intercity transportation (including mileage at the IRS standard rate); (b) parking, tolls, and ground transportation; (c) airfare (coach class unless otherwise approved); (d) lodging where overnight travel is required; and (e) meals during travel (“Reasonable Expenses”). Reasonable Expenses shall be submitted with receipts within thirty (30) days and reimbursed within fifteen (15) business days. Reasonable Expenses exclude fees of personal counsel, expenses reimbursable under other Company agreements, and expenses unrelated to Cooperation Activities.

3. Term. This Letter Agreement is effective as of the date above and terminates two years after the date of the Merger or upon mutual written agreement; provided that, payment obligations for Cooperation Days occurring, or Reasonable Expenses incurred, in either case before termination, survive until paid.

4. General Provisions. Payments hereunder supplement, and do not duplicate, any indemnification or advancement rights under the Company’s organizational documents, any indemnification agreement or applicable law (including NRS § 78.7502). This Letter Agreement is intended to comply with Section 409A of the Internal Revenue Code; no payment shall be made later than the last day of the Covered Person’s taxable year following the year in which the Cooperation Day occurred or such Reasonable Expenses were incurred. This Letter Agreement is governed by Nevada law, may be executed in counterparts (including .pdf), constitutes the entire agreement of the parties on this subject, and may not be amended except in a writing signed by all parties.

If the foregoing accurately reflects our understanding and agreement, please so indicate by executing this Letter Agreement in the space provided below and returning a signed copy to the undersigned.

Very truly yours,

AIR INDUSTRIES GROUP, INC.

By:
Name:	Luciano Melluzzo
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:

Name:
A Covered Person